FIRST FINANCIAL CORPORATION

CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) governs the actions and working relationships of First Financial Corporation, its subsidiaries and affiliates (the “Company”). It provides a framework for maintaining our high standard of professional conduct. Honesty, integrity and the sound judgement of each member of our Board of Directors (“Director(s)”) and each of our officers and employees (“Associate(s)”) is essential to the reputation and success of the Company.

USING THIS CODE

This Code sets forth the minimum standards by which all Directors and Associates of the Company should conduct themselves. It does not, nor is it intended to, cover every situation, question, law, rule or regulation. Compliance with the spirit, as well as the letter of this Code, is essential. Any questions concerning this code should be directed to the Chief Executive Officer of the Company (the “CEO”).

POLICY OF AND PRINCIPLES ENDORSED BY THE COMPANY

The Company has adopted this Code to promote high standards of integrity and honest and ethical conduct. Each Director and Associate must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. We require our Directors and Associates to adhere to such high standards of integrity by conducting themselves in accordance with the following standards:

•	Comply with all laws, rules, regulations and Company policies;

•	Be honest, ethical, trustworthy and fair in all actions and relationships with and on behalf of the Company;

•
Provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "SEC") and in other public communications made by the Company;

•	Maintain books and records honestly, accurately and in accord with acceptable accounting practices;

•	Avoid situations in which individual personal interests conflict, may conflict or may appear to conflict with the interests of the Company;

•	Ethically handle actual or apparent conflicts of interest;

•	Secure business for the Company on the basis of an honest, competitive market process;

•	At all times maintain an appropriate level of confidentiality with respect to the information or data of the Company and our customers or suppliers;

•	Protect the Company’s assets and help maintain their value, including corporate opportunities and confidential information;

•	Not engage in wrongdoing;

•	Act professionally and respect the dignity of others;

•	Be accountable for adherence to this Code; and

•	Contribute to the effectiveness of this Code by promptly notifying supervisors, managers, the CEO or other appropriate personnel of violations or possible violations.

CONFLICTS OF INTEREST

Directors and Associates have a duty of loyalty to the Company and therefore must avoid any actual or apparent conflicts of interest. A “conflict of interest” occurs when your (or your family member’s) private interest interferes or appears to interfere in any way with the interests of the Company. A conflict of interest may arise when a Director or Associate (or his or her family member) takes an action or has an interest that makes it difficult to objectively or effectively perform his or her duties for the Company. Directors and Associates must make business decisions for the Company free of conflicting influences.

You are expected to avoid situations that may lead to real or apparent material conflicts between your self-interest (or your family member’s interest) and your duties or responsibilities as a Director or Associate of the Company. Any position or interest, financial or otherwise, which can materially conflict with your performance as a Director or Associate of the Company or which affects, or could reasonably be expected to affect, your judgement concerning transactions between the Company, its customers, vendors, competitors, or which otherwise reflects negatively on the Company, should be considered a conflict of interest.

Directors and Associates are required to disclose conflicts and potential conflicts, as well as relationships with customers, prospects and vendors. Directors should bring conflicts or potential conflicts, to the attention of the Board of Directors. Associates should consult with their immediate supervisor, the CEO or the Chief Financial Officer.

CONFIDENTIAL OR PROPRIETARY INFORMATION

Confidential or proprietary information may not be disclosed to others except when disclosure is authorized by the Company or is required or permitted by law.

Confidential Information

All Directors and Associates of the Company are entrusted with Confidential Information. “Confidential Information” means all non-public information (regardless of its form or source, including, but not limited to, information you acquire from third parties and produced by you as an Associate or Director of the Company) relating to the Company, its customers, suppliers, or shareholders, other Associates or Directors of the Company, including, but not limited to, all trade secrets and proprietary information of the Company, customer information (including, but not limited to, names, addresses, telephone, fax, social security numbers, financial information and the scope of the relationship with the Company); knowledge of the customer’s requirements, pricing methods, product mix, sales and marketing techniques, prospect lists, supplier relationships and agreements; computer data and programs; documentation, processes and know-how used in or pertaining to the Company’s business.

Any Confidential Information acquired by a Director or Associate shall be used in connection with his or her duties, solely for Company purposes and not for personal gain. Each Director or Associate shall not, unless required or permitted by law or authorized in writing by the Company’s CEO, disclose or provide Confidential Information to any third party, shall not use any Confidential Information for the benefit of any party other than the Company and shall not use any Confidential Information to compete with the Company or in a manner detrimental to the Company. Disclosure of Confidential Information between Directors and Associates shall be limited to those who have a need to know such Confidential Information to discharge their duties to the Company.

Directors and Associates may be required to execute a specific confidentiality agreement or similar agreement in the course of their directorship or employment with the Company. Whether a Director or Associate signs such an Agreement or not, each has an obligation to maintain the confidentiality of the information entrusted to them.

The obligation of confidentiality continues even if employment or directorship with the Company ends.

Proprietary Information

Certain types of information may not be confidential, but may still be proprietary to the Company. Directors and Associates acknowledge that while employed by or while serving as directors or employees of the Company, all work produced is and shall remain the sole and exclusive property of the Company. Even though information such as customer and prospect names, presentation materials, marketing materials, product information, business methods or processes may otherwise be available to the general public, it remains the property of the Company and individual Associates or Directors shall have no personal rights to such information or products either during or after employment or directorship with the Company.

DATA SECURITY

It is the policy of the Company to protect its systems and data by controlling access to such systems and data. The Company establishes and administers documentation and data security policies, procedures and controls. Access to Company systems and data must be authorized accordingly.

The Company’s data processing systems and data are private and confidential, and may be accessed or updated according to the specific authority given. Any unauthorized access, update or use of the Company systems or data is strictly prohibited. Furthermore, Associates must protect the integrity of all systems and data for which they are authorized to access or update and will divulge information related to such systems or data only to those having an authorized business requirement. Associates will not compromise access to such systems or data by communicating identifications and/or passwords to anyone.

INSIDER TRADING

It is both illegal and unethical to buy, sell, recommend, trade or otherwise participate in transactions involving any security of the Company while in possession of material non-public information concerning the Company. Materiality involves a relatively low threshold and information is generally regarded as "material" if it has market significance - that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. To be "public," the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. The prohibition on the use of such information applies to any Director or Associate at any level within the Company and extends to persons not employed by the Company if they have access to such information, including if such persons are “tipped” by a Director or Associate. This same prohibition applies to trading in the stock of other publicly held companies on the basis of material non-public information gained through position with the Company.

Directors or Associates who have access to such information are not permitted to use or share that information for stock trading purposes or for any other purpose, except to conduct the Company’s business. Financial information regarding the Company is not to be communicated in any way to any person unless it has been published in reports to the Company’s shareholders or otherwise made generally available to the public. Information is made generally available to the public after the information has been disseminated to the public for at least two full business days. This does not preclude communication of information necessary for continuing operations to Associates or Directors. All non-public information, regardless of its materiality, about the Company should be considered Confidential Information.

Anyone considering buying or selling stock because of inside information they possess should assume that such information is material and nonpublic. Directors or Associates who are unsure whether a potential trade could run afoul of these rules should contact the CEO or Chief Financial Officer.

CORPORATE OPPORTUNITIES

A Director or Associate may not take for himself or herself (or for the benefit of another individual or entity) opportunities that are discovered through the use of the Company’s property, information or their position. Directors and Associates owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. In addition, no Director or Associate shall compete with the Company.

Directors and Associates shall not:

(i)	Personally benefit from opportunities that are discovered through their employment or directorship with the Company.

(ii)
Except as provided below, solicit, demand, accept or agree to accept anything of value from any person in conjunction with the performance of their directorship, employment or duties with the Company. However, there are certain situations in which Directors or Associates may accept or provide a personal benefit to someone with whom they transact business, on behalf of the Company, such as:

a.
Accepting a nominal gift in recognition of a commonly recognized event or occasion (such as a promotion, birthday, wedding, retirement or holiday) so long as the gift, together with all gifts received from any one individual or company, does not exceed $300.00 in any calendar year;

b.	Accepting something of value if the benefit is available to the general public under the same conditions on which it was made available to the Director or Associate;

c.
Accepting travel arrangements, accommodations, refreshments, meals, and entertainment of reasonable value in the course of a meeting or other occasion to conduct or foster business relations if the expense would be reimbursed by the Company under its policy for reimbursement of business expenses if the other party did not pay for it; and

d.
Paying for travel arrangements, accommodations, refreshments, meals, and entertainment of reasonable value in the course of a meeting or other occasion to conduct business or foster relationships if the expense is reimbursed by the Company under its policy for reimbursement of business expenses.

(iii)
Personally act on behalf of the Company in any transaction in which they or their immediate family have a significant direct or indirect financial interest. However, Directors or Associates may directly or indirectly sell, purchase or lease property or services to or from the Company if:

a.	The transaction is in the ordinary course of business on terms and conditions generally available to the public, less any standard Company-approved discounts; and

b.
The transaction is fair and reasonable to the Company at the time it was approved and the Director or Associate discloses details of the transaction or gets prior written approval from the CEO or the Senior Executive Officer of the subsidiary for which he or she works or holds a directorship.

(iv)    Accept a cash gift.

FAIR DEALING

Each Director and Associate must deal fairly with the Company's customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job. No Director or Associate may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice.

PRIOR EMPLOYMENT DISCLOSURE

Associates must disclose prior to the time of hire, the existence of any Employment Agreement, Non-Compete, Non-Solicitation Agreement, Confidentiality or similar agreement. Copies of such agreement(s) shall be provided to the Director of Human Resources to permit evaluation of the agreement(s). In no event shall an Associate use any trade secrets, proprietary information or other similar property, acquired in the course of his or her employment with another employer, in the performance of his or her duties for or on behalf of the Company.

SERVING AS A FIDUCIARY

The Company’s banks are engaged in the business of serving as Executor, Trustee and Guardian of estates of individuals. Associates are encouraged to recommend these services. Associates may serve as fiduciaries for members of their own families. With respect to any other person, employees should not seek nor accept appointment to any other fiduciary or co-fiduciary position without the written approval of the CEO or in the case of Executive Officers (as defined below), the Board of Directors

LOANS

Employees may borrow from the Company or any other financial institution through regular channels for any legitimate purpose. All such loan transactions must be in the usual course of business and then only on terms offered to others in similar circumstances, without special treatment as to interest rates, terms, security, repayment terms, and the like. Loans from customers of the Company, other than those customers that are financial institutions, are prohibited. Loans to Directors and executive officers (as defined in Regulation O) shall be made in accordance with Regulation O and in compliance with the Company’s loan policy. Loans to persons other than Directors and executive officers (as defined in Regulation O) shall be made in compliance with the Company’s loan policy. Additionally:

•	No loan officer should be an officer of record on a loan to members of his or her family.

•	Any lending officer who feels that a friendship may influence his or her decision with respect to making a loan should have the supervisor make the credit decision.

•	A loan officer must never be the officer of record for a loan from which he or she might receive personal benefit or which could be in any way construed as self-dealing.

•
No loan officer should be the approving officer of a loan to any business enterprise in which he or she or a family member has an employment, ownership, or financial interest, except where any such interest arises solely by virtue of the ownership of less than 1.0% of the outstanding equity securities of a company which is publicly traded on a recognized exchange.

PROTECTION AND PROPER USE OF COMPANY PROPERTY

All Directors and Associates should protect Company property and assets and ensure their efficient and proper use. Theft, carelessness and waste can directly impact the Company’s profitability, reputation and success. Permitting Company property (including data transmitted or stored electronically in computer resources) to be damaged, lost or used in an unauthorized manner is strictly prohibited.

Directors and Associates may not use Company or other official stationary for unauthorized personal purposes.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Directors and Associates should be aware of the laws, rules, and regulations applicable to the Company. It is the policy of the Company to comply with all applicable laws, rules, and regulations, including, without limitation, banking regulations and employment, discrimination, health, safety, anti-trust, securities and environmental laws. Violating any of them may subject the Director, Associate or Company to criminal and/or civil penalties. No Director or Associate has authority to violate any law, rule, or regulation, or to direct another person to violate any law, rule, or regulation on behalf of the Company.

Any Director or Associate who has been convicted of or pleaded guilty to a felony, or who has been sanctioned by a regulatory agency, must immediately report the same in writing to the CEO.

Certain of the Company’s business units have policies and procedures governing topics covered by this Code. These policies and procedures reflect the special requirements of the Company relating to these business units.

Directors and Associates must honestly and fairly respond to specific inquiries of the Company’s independent public accounting firm, any regulatory agencies and the Company’s internal Audit Department.

OUTSIDE BUSINESS RELATIONSHIPS

Directors should disclose all new directorships or potential directorships to the Chairman of the Governance and Nominating Committee in order to avoid any conflicts of interest and to maintain independence.

The Company encourages civic, charitable, educational and political activities as long as they do not interfere with the performance of duties with the Company. Before agreeing to participate in any such activities, Associates should contact the CEO and their immediate supervisor.

Associates who are considering outside employment should notify the Human Resources Director and their immediate supervisor. The Human Resource Director will review outside employment requests for potential conflicts of interest.

RECORDKEEPING, ETC.

The Company requires honest, full, accurate, fair, understandable and timely recording and reporting of information in the periodic reports and documents required to be filed by the Company with the SEC and other regulators, in other public communications made by the Company, and in order to make responsible business decisions.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. No false or deliberately inaccurate entries shall be made for any reason.

Records should always be retained or destroyed according to the Company’s record retention policies. If you have questions, please consult with the CEO or Chief Operating Officer.

No undisclosed or unrecorded funds or assets shall be established for any purpose unless permitted by applicable laws, rules, regulations and accounting guidelines.

No false or misleading statements, written or oral, shall be made to an internal or external accountant, auditor, attorney or other representative with respect to preparation of the Company’s financial statements or documents to be filed with the SEC, banking regulators, other governmental authorities or regulatory bodies.

REPORTING AND ENFORCEMENT

Reporting Illegal or Unethical Behavior

Directors and Associates are required to report any known or suspected violations of this Code, other Company policies or any applicable law, regulatory requirement, or other rule or regulation applicable to the Company promptly after becoming aware of such known or suspected violation.

•	Violations involving a Director or involving the President, CEO, or any Senior Executive Vice President (each, an “Executive Officer”) must be reported to the Board of Directors.

•	Violations involving anyone other than a Director or an Executive Officer must always be reported to CEO (unless the report is made by using the Company’s CONFIDENTIAL hotline at 800-330-6175).

After receiving a report of an alleged violation, the Board of Directors, in the case of a Director or an Executive Officer, or the CEO, in the case of anyone other than a Director or an Executive Officer, must promptly take all appropriate actions necessary to investigate. Associates and Directors shall cooperate in any internal investigation.

Enforcement

The Company must ensure prompt and consistent action involving illegal or unethical behavior.

•
If, after investigating a report of an alleged violation by a Director or Executive Officer, the Board of Directors determines that a violation has occurred, the Board of Directors shall take such preventative or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

•
If, after investigating a report of an alleged violation by anyone other than a Director or Executive Officer, the CEO determines that there has been a violation, the CEO shall take such preventative or disciplinary action as he or she deems appropriate, including, but not limited to, reassignment, demotion, dismissal and, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

Waivers

Generally, there will be no waivers from this Code, however, in rare circumstances, waivers may be necessary.

•	Requests for waivers of this Code for Directors and Executive Officers must be made in writing to the Board of Directors and will be determined by the Board of Directors, in its sole discretion.

•	Any waiver for a Director or an Executive Officer must be promptly disclosed as required by applicable SEC and NASDAQ rules and regulations.

•
Requests for waivers of this Code for anyone other than a Director or an Executive Officer must be made in writing to the CEO and will be determined on a case-by-case basis by the CEO, in his or her sole discretion.

Protection Against Retaliation

It is the policy of the Company not to allow retaliation in any form for reports of violations of this Code made honestly and in good faith, or for assisting in the investigation of a reported violation. Acts of retaliation should be reported immediately to the CEO.

ADMINISTRATION

This Code shall be administered and monitored by the CEO. Any questions or further information concerning this Code should be directed to the CEO.

All managers and direct supervisors are responsible for reviewing this Code annually with the employees for which they have the primary managerial responsibilities and at each time a new edition of the Code is published. This Code of Ethics is also available on the Company’s web site atwww.first-online.com. It is the responsibility of the CEO to annually reaffirm compliance with this Code by Directors and Associates and to obtain a signed acknowledgment that each Associate and Director has read and understands the Code and agrees to abide with its provisions. This Code will be issued to all new Associates at the time of employment and to all Directors at the time each accepts directorship.

MISCELLANEOUS

This Code reflects general principals to guide Directors and Associates and cannot and is not intended to address every specific situation. As such, nothing in this Code prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to Associate or Director conduct, whether or not expressly discussed in this document.

This Code may be revised, changed or amended at any time by the Board of Directors, who shall have the exclusive responsibility for its final interpretation.

This Code is not intended to create any express or implied contract with any Director, Associate or third party.

A violation of this Code may result in disciplinary action including possible termination from employment with the Company without additional warning.

Please consult the First Financial Corporation Employee Handbook for other policies and procedures that may govern the conduct of Associates employed by the Company.

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ACKNOWLEDGEMENT

I hereby acknowledge that I have read, understand and agree to conduct myself in the scope of my employment or directorship in accordance with the First Financial Corporation Code of Business Conduct and Ethics.

Signature:

Print Name:

Date: